Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Design Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other(2)	2,784,087 shares(3)	$15.145	$42,164,998	0.0000927	$3,909
	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Other(2)	556,817 shares(4)	$15.145	$8,432,993	0.0000927	$782
	Total Offering Amounts				—	$50,597,991	—	$4,691
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$4,691

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Design Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), or the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 4, 2022, as reported by The Nasdaq Global Select Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on January 1st of each year commencing in 2022 and ending on (and including) January 1, 2031, the number of shares authorized for issuance under the 2021 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2012 ESPP. Pursuant to such provision, on January 1st of each year commencing in 2022 and ending on (and including) January 1, 2031, the number of shares authorized for issuance under the 2021 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 1,200,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.